Exhibit 5.1

500 Winstead Building 2728 N. Harwood Street Dallas, Texas 75201	214.745.5400 office 214.745.5390 fax winstead.com

November 5, 2021

Blackboxstocks, Inc.

5430 LBJ Freeway, Suite 1485

Dallas, Texas 75240

Re:    Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as legal counsel to Blackboxstocks, Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 5, 2021 (File No. 333-260065), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 1,645,208 shares of common stock of the Company, par value $0.001 per share, (the “Shares”) (including 214,592 shares subject to the underwriters’ over-allotment option described in the Registration Statement). We understand that the Shares are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and Alexander Capital, LP, as the representative of the underwriters named therein.

In connection with rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of instruments, documents, and records which we deemed relevant and necessary for the purpose of rendering our opinion set forth below. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) the representations of officers and employees are correct as to questions of fact, (d) the Registration Statement has been declared effective pursuant to the Securities Act and (e) a pricing committee of the board of directors will have taken action necessary to set the sale price of the Shares.

Based upon the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the federal laws of the United States and Chapter 78 of the Nevada Revised Statutes. The opinion expressed herein is given as of this date, and we do not undertake to supplement this opinion with respect to any events or changes occurring subsequent to the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Winstead PC